EXHIBIT 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE	NEWS RELEASE
Media Contacts:
Giovanna Falbo, Giovanna.Falbo@aexp.com, +1.212.640.0327
Melanie Backs, Melanie.L.Backs@aexp.com, +1.212.640.2164

Investors/Analysts Contacts:
Kartik Ramachandran, Kartik.Ramachandran@aexp.com, +1.212.640.5574
Kristy Ashmawy, Kristy.Ashmawy@aexp.com, +1.212.640.5574

AMERICAN EXPRESS RAISES FULL-YEAR EARNINGS PER SHARE GUIDANCE

Q2 EPS INCREASED 44% TO $4.15, OR 21% TO $3.49 EXCLUDING A TRANSACTION GAIN1

REVENUE GREW 8% (9% FX-ADJUSTED2) TO RECORD $16.3 BILLION
(Millions, except per share amounts, and where indicated)

	Quarters Ended June 30,		Percentage Inc/(Dec)	Six Months Ended June 30,		Percentage Inc/(Dec)
	2024	2023		2024	2023
Billed Business (Billions) FX-adjusted [2]	$388.2	$368.1 $365.9	5% 6%	$755.2	$713.6 $710.0	6% 6%
Total Revenues Net of Interest Expense FX-adjusted [2]	$16,333	$15,054 $14,957	8% 9%	$32,134	$29,335 $29,187	10% 10%
Net Income	$3,015	$2,174	39%	$5,452	$3,990	37%
Diluted Earnings Per Common Share (EPS) [3]	$4.15	$2.89	44%	$7.48	$5.29	41%
Adjusted EPS Excluding Transaction Gain [1]	$3.49	$2.89	21%	$6.82	$5.29	29%
Average Diluted Common Shares Outstanding	717	741	(3)%	719	742	(3)%

New York – July 19, 2024 – American Express Company (NYSE: AXP) today reported second-quarter net income of $3.0 billion, or $4.15 per share, compared with net income of $2.2 billion, or $2.89 per share, a year ago. Second-quarter earnings per share included a $0.66 gain from the sale of Accertify, which closed during the quarter. Excluding the transaction gain, adjusted EPS was $3.49, up 21 percent from the prior year.1

“We delivered strong second-quarter results, with quarterly revenue reaching an all-time high of $16.3 billion, up 8 percent, or 9 percent on an FX-adjusted basis, and significant EPS growth,” said Stephen J. Squeri, Chairman and Chief Executive Officer. “We continued to drive momentum across the business, including stable growth in billings at 6 percent, strong new card acquisitions of 3.3 million, double-digit growth in card fee revenues for the 24th consecutive quarter, and excellent credit performance, which remained best in class.

“Based on the strong performance of our core business, we believe we can increase our marketing investments by around 15 percent over last year without using any of the transaction gain, while still delivering exceptional earnings results this year. As a result, we have made the decision to drop the entire gain to the bottom line and are raising our full-year EPS guidance to $13.30 - $13.80 from $12.65 - $13.15 previously. We continue to expect revenue growth in line with the guidance range of 9 percent to 11 percent that we set at the beginning of the year.

"Since the end of 2021, we have significantly grown the scale of our business, increasing revenues by nearly 50 percent and Card Member spending by almost 40 percent, while adding around 23 million new cards and over 30 million merchant locations.4 This increased scale, combined with our premium, high credit quality customers, our well-controlled expense base and our successful investments to continuously enhance our Membership Model, fuels the earnings power of the core business and reinforces our confidence in our ability to deliver strong bottom-line growth.”

Second-quarter consolidated total revenues net of interest expense were $16.3 billion, up 8 percent from $15.1 billion a year ago. The increase was primarily driven by higher net interest income, increased Card Member spending, and continued strong card fee growth.

Consolidated provisions for credit losses were $1.3 billion, compared with $1.2 billion a year ago. The increase reflected higher net write-offs, partially offset by a lower reserve build year-over-year.

Consolidated expenses were $11.3 billion, up 1 percent from $11.1 billion a year ago. The increase primarily reflected higher variable customer engagement costs driven by higher Card Member spending and usage of travel-related benefits, and increased marketing investments, offset by lower operating expenses primarily due to the previously-mentioned gain from the sale of Accertify.

The consolidated effective tax rate was 20.4 percent, compared to 20.5 percent a year ago, reflecting discrete tax benefits in both periods.

# # #

This earnings release should be read in conjunction with the company’s statistical tables for the second quarter 2024, which include information regarding our reportable operating segments, available on the American Express Investor Relations website at http://ir.americanexpress.com and in a Form 8-K furnished today with the Securities and Exchange Commission.

An investor conference call will be held at 8:30 a.m. (ET) today to discuss second-quarter results. Live audio and presentation slides for the investor conference call will be available to the general public on the above-mentioned American Express Investor Relations website. A replay of the conference call will be available later today at the same website address.
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1	Adjusted diluted earnings per common share, a non-GAAP measure, excludes the $0.66 per share impact of the gain from the sale of Accertify, Inc. See Appendix I for a reconciliation to EPS on a GAAP basis. Management believes adjusted EPS is useful in evaluating the ongoing operating performance of the company.
2	As used in this release, FX-adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translations into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for current period apply to the corresponding prior-year period against which such results are being compared). FX-adjusted revenues is a non-GAAP measure. The company believes the presentation of information on an FX-adjusted basis is helpful to investors by making it easier to compare the company’s performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

3
Diluted earnings per common share (EPS) was reduced by the impact of (i) earnings allocated to participating share awards of $23 million and $17 million for the three months ended June 30, 2024 and 2023, respectively, and $41 million and $31 million for the six months ended June 30, 2024 and 2023, respectively, and (ii) dividends on preferred shares of $15 million for both the three months ended June 30, 2024 and 2023, and $29 million for both the six months ended June 30, 2024 and 2023.

4	The 30 million new merchant locations include approximately 14 million registered merchant locations in China from year-end 2021 through May 2024.
As used in this release:
•Card Member spending (billed business) represents transaction volumes, including cash advances, on payment products issued by American Express.
•Operating expenses represent salaries and employee benefits, professional services, data processing and equipment, and other, net.
•Reserve releases and reserve builds represent the portion of the provisions for credit losses for the period related to increasing or decreasing reserves for credit losses as a result of, among other things, changes in volumes, macroeconomic outlook, portfolio composition, and credit quality of portfolios. Reserve releases represent the amount by which net write-offs exceed the provisions for credit losses. Reserve builds represent the amount by which the provisions for credit losses exceed net write-offs.
•Variable customer engagement costs represent the aggregate of Card Member rewards, business development, and Card Member services expenses.

ABOUT AMERICAN EXPRESS
American Express is a globally integrated payments company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, X.com/americanexpress, and youtube.com/americanexpress.

Key links to products, services and corporate sustainability information: personal cards, business cards and services, travel services, gift cards, prepaid cards, merchant services, Business Blueprint, Resy, corporate card, business travel, diversity and inclusion, corporate sustainability and Environmental, Social, and Governance reports.

Source: American Express Company

Location: Global

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The forward-looking statements, which address American Express Company’s current expectations regarding business and financial performance, including management’s outlook for 2024 and long-term growth aspiration, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “continue” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those that are set forth under the caption “Cautionary Note Regarding Forward-Looking Statements” in the company’s current report on Form 8-K filed with the Securities and Exchange Commission (SEC) on July 19, 2024 (the Form 8-K Cautionary Note), which are incorporated by reference into this release. Those factors include, but are not limited to, the following:

• the company’s ability to achieve its 2024 earnings per common share (EPS) outlook and grow EPS in the future, which will depend in part on revenue growth, credit performance and the effective tax rate remaining consistent with current expectations and the company’s ability to continue investing at high levels in areas that can drive sustainable growth (including its brand, value propositions, customers, colleagues, marketing, technology and coverage), controlling operating expenses, effectively managing risk and executing its share repurchase program, any of which could be impacted by, among other things, the factors identified in the subsequent paragraphs and the Form 8-K Cautionary Note, as well as the following: macroeconomic conditions, such as recession risks, higher rates of unemployment, changes in interest rates, effects of inflation, supply chain issues, energy costs and fiscal and monetary policies; geopolitical instability, including the ongoing Ukraine and Israel wars, broader regional hostilities and tensions involving China and the U.S.; the impact of any future contingencies, including, but not limited to, legal costs and settlements, the imposition of fines or monetary penalties, increases in Card Member remediation, investment gains or losses, restructurings, impairments and changes in reserves; issues impacting brand perceptions and the company’s reputation; impacts related to sales and acquisitions, including management’s decisions regarding the use of the gain from the sale of Accertify, and new or renegotiated cobrand and other partner agreements and joint ventures; and the impact of regulation and litigation, which could affect the profitability of the company’s business activities, limit the company’s ability to pursue business opportunities, require changes to business practices or alter the company’s relationships with Card Members, partners and merchants;

• the company’s ability to achieve its 2024 revenue growth outlook and grow revenues net of interest expense in the future, which could be impacted by, among other things, the factors identified above and in the Form 8-K Cautionary Note, as well as the following: spending volumes and the spending environment not being consistent with expectations, including T&E spend categories growing slower than expected, further moderation in spending by U.S. small and mid-sized enterprise Card Members, or a slowdown in U.S. consumer or International spending volumes; an inability to address competitive pressures, attract and retain customers, invest in and enhance the company’s Membership Model of premium products, differentiated services and partnerships, grow spending and lending with customers across generations and age cohorts, including Millennial and Gen Z customers, and implement strategies and business initiatives, including within the premium consumer space, commercial payments and the global network; the effects of regulatory initiatives, including pricing regulation; merchant coverage growing less than expected or the reduction of merchant acceptance; increased surcharging, steering or suppression of the company’s products; merchant discount rates changing by a greater or lesser amount than expected; and changes in foreign currency exchange rates; and

• the actual amount the company spends on marketing in 2024 and beyond and the effectiveness and efficiency of its marketing spending, which will be based in part on continued changes in the macroeconomic and competitive environment and business performance, including the levels of demand for the company’s products; management’s decisions regarding the timing of spending on marketing and the effectiveness of management’s investment optimization process; management’s identification and assessment of attractive investment opportunities; management’s ability to develop premium value propositions and drive customer demand, including continued customer spend growth and retention; the receptivity of Card Members and prospective customers to advertising and customer acquisition initiatives; and the company’s ability to realize marketing efficiencies and balance expense control and investments in the business.

A further description of these uncertainties and other risks can be found in American Express Company’s Annual Report on Form 10-K for the year ended December 31, 2023, Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and the company’s other reports filed with the SEC, including in the Form 8-K Cautionary Note.

(Preliminary)
American Express Company
Appendix I
Reconciliation of Adjusted EPS Excluding Transaction Gain
	Quarters Ended June 30,			Six Months Ended June 30,
	2024	2023	YoY% Inc/(Dec)	2024	2023	YoY% Inc/(Dec)
GAAP Diluted EPS	$4.15	$2.89	44%	$7.48	$5.29	41%
Accertify Gain on Sale (pretax)	$0.73	$—		$0.73	$—
Tax Impact of Accertify Gain on Sale	$(0.07)	$—		$(0.07)	$—
Accertify Gain on Sale (after tax)	$0.66	$—		$0.66	$—
Adjusted Diluted EPS Excluding the Impact of Accertify Gain	$3.49	$2.89	21%	$6.82	$5.29	29%